Exhibit 99.3

1018, Tower B 500 Yunjin Road Shanghai, 200232, China Tel: 86 (21) 5407 5836 Fax: 86 (21) 3209 8500 www.frost.com

March 18, 2018

Puxin Limited

Floor 16, Chuangfu Mansion

No. 18 Danling Street, Haidian District

Beijing, 100080, the People’s Republic of China

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

We hereby consent to (1) the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the English version of the industry report titled “China After-school Education Market - Market Study” and any subsequent amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of Puxin Limited (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “ Industry Overview” and “Business” sections; (ii) in any written correspondence with the SEC; (iii ) in any other filings with the SEC by the Company, including g filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings ”); (iv) in institutional and retail roadshows and other activities in connection with the Company’s initial public offering; and (v) in other materials in connection with the Company’s initial public offering; and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang

Name: Yves Wang

Title: Managing Director, China

/s/ Seal of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.